EXHIBIT 99

News From:	For Immediate Release

Kaydon Corporation	Global Engineered Solutions
KAYDON CORPORATION REPORTS DILUTED EARNINGS PER SHARE
OF $.57, RECORD FIRST QUARTER SALES OF $106.9 MILLION,
RECORD QUARTERLY ORDERS OF $141.7 MILLION AND RECORD
QUARTER-END BACKLOG OF $186.3 MILLION.
Ann Arbor, Michigan – April 26, 2007
     Kaydon Corporation (NYSE:KDN) today announced its financial results for the first quarter ended March 31, 2007. This year’s sales increased 5.3 percent, operating income increased 11.3 percent and diluted earnings per share of $.57 increased 9.6 percent, as compared to last year’s strong first quarter. Order entry during the first quarter of 2007 equaled a record $141.7 million, resulting in record quarter-end backlog of $186.3 million, reflecting continued strength in many of Kaydon’s key markets, particularly the wind energy market.
Highlights – First Quarter 2007
•	Diluted earnings per share were $.57, versus $.52 last year.

•	The Company achieved record first quarter sales of $106.9 million, versus $101.5 million during last year’s first quarter.

•	Operating income equaled $26.3 million, or 24.6 percent of sales, compared to $23.6 million, or 23.3 percent of sales, last year.

•	Net income equaled $18.2 million, or 17.1 percent of sales, compared to $16.6 million, or 16.3 percent of sales, last year.

•	Record order entry during the quarter equaled $141.7 million, resulting in record quarter-end backlog of $186.3 million versus $144.6 million last year.

•	EBITDA, a non-GAAP measure, was $30.7 million, equal to 28.8 percent of sales while EBITDA for the last twelve months ended March 31, 2007 totaled $118.8 million, equal to 29.0 percent of sales.

•	Cash and cash equivalents equaled $375.2 million at the end of the first quarter.
     James O’Leary, President and Chief Executive Officer commented, “We are extremely pleased with the strong sales, operating income and orders experienced during the first

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quarter. Our record order intake during the quarter and resultant $186.3 million backlog position us well for improved operating performance throughout 2007. Our strong balance sheet and exceptional liquidity provide us with the resources to both drive internal growth and selectively evaluate external growth opportunities.”
First Quarter 2007 Results
     Sales during the first quarter of 2007 equaled a record $106.9 million, a 5.3 percent increase compared to $101.5 million during a very strong first quarter of 2006. Gross profit equaled $44.8 million or 41.9 percent of sales for the first quarter of 2007 as compared to $41.5 million or 40.9 percent of sales for the first quarter of 2006. First quarter 2007 gross profit was positively affected primarily by higher sales volume as the majority of the Company’s businesses reported higher volume.
     Selling, general, and administrative expenses equaled $18.5 million or 17.4 percent of sales during the first quarter of 2007 as compared to $17.9 million or 17.6 percent of sales during the first quarter of 2006.
     Operating income increased 11.3 percent, to $26.3 million, in the first quarter of 2007, equal to 24.6 percent of sales, compared to $23.6 million, or 23.3 percent of sales, in the first quarter of 2006.
     Interest income increased to $4.6 million during the first quarter of 2007, compared with $3.4 million during the first quarter of 2006.
     The effective tax rate during the first quarter of 2007 was 36.1 percent which is expected to carry through the remainder of 2007. The effective tax rate during the first quarter of 2006 was 32.6 percent, which included a $0.9 million reduction for deductions recognized after a positive examination by a taxing authority during the quarter.
     Net income for the first quarter of 2007 was $18.2 million or $.57 per share on a diluted basis, based on 34.8 million common shares outstanding. During the first quarter of 2006 Kaydon generated net income of $16.6 million or $.52 per share on a diluted basis, also based on 34.8 million common shares outstanding.
     Order entry during the first quarter of 2007, including significant orders related to the wind energy market, equaled a record $141.7 million. Total orders booked in last year’s first quarter equaled $95.9 million. Backlog equaled $186.3 million at the end of the first quarter 2007, a 28.9 percent increase compared to a backlog of $144.6 million at the end of the first quarter 2006.
     During the first quarter of 2007, the Company expanded its capital program to serve customers in the rapidly growing wind energy industry. The additional capital expenditures recently committed to will help meet wind turbine manufacturers’ requirements for advanced custom bearing assemblies up to 11 feet in diameter for new, larger wind turbines with up to 3 megawatts capacity. The Company has previously announced its current capital program to serve customers in the demanding medical and security equipment markets with high-speed low-decibel specialty bearing assemblies. The

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Company’s total investment in these expansion programs will be approximately $60 million when completed. For calendar 2007, Kaydon now expects total capital expenditures to approximate $51 million.
     Net cash flow from operating activities during the first quarter 2007 improved to $18.1 million, or 16.9 percent of sales, compared to first quarter 2006 cash flow from operations of $15.1 million, or 14.8 percent of sales, primarily as a result of increased net income. During the first quarter 2007, the Company paid common stock dividends of $3.4 million, repurchased a total of 79,174 shares of Company common stock for $3.2 million, and invested $7.4 million in net capital expenditures. The Company’s cash and cash equivalents equaled $375.2 million at March 31, 2007.
     Free cash flow, a non-GAAP measure, defined as net cash flow from operating activities less capital expenditures, equaled $10.7 million, or 10.0 percent of sales, during the first quarter 2007, as compared to $10.9 million, or 10.8 percent of sales, during the first quarter 2006. Capital expenditures were $3.3 million higher during this year’s first quarter. Free cash flow for the last twelve months ended March 31, 2007 totaled $63.4 million, as compared to $36.4 million in the prior year’s comparable period. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of free cash flow and the reconciliation of free cash flow to the most comparable GAAP measure.
     Depreciation and amortization equaled $4.5 million during the first quarter of 2007, compared to $4.4 million during the comparable period last year.
     EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, equaled $30.7 million, or 28.8 percent of sales, during the first quarter 2007, as compared to $28.0 million, or 27.6 percent of sales, during the first quarter 2006. Readers should refer to the attached Reconciliation of Non-GAAP Measures exhibit for the calculation of EBITDA and the reconciliation of EBITDA to the most comparable GAAP measure.
About Kaydon
     Kaydon Corporation is a leading designer and manufacturer of custom-engineered, performance-critical products, supplying a broad and diverse group of industrial, aerospace, medical and electronic equipment, alternative-energy, and aftermarket customers.
# # #
     Conference call information: At 10:30 a.m. Eastern time today, Kaydon will host a first quarter 2007 earnings conference call. The conference call can be accessed telephonically in a listen-only mode by dialing 1-800-378-9513 and providing the following passcode number: 800500. Participants are asked to dial in 10 minutes prior to the scheduled start time of the call.

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     Alternatively, interested parties are invited to listen to the conference call on the Internet at: https://cis.premconf.com/sc/scw.dll/usr?cid=vlllrznwrzzvdwsnw or by logging on to the Kaydon Corporation website at: http://www.kaydon.com and accessing the conference call at the “1Q 2007 Earnings Conference Call” icon.
     To accommodate those that are unable to listen at the scheduled start time, a replay of the conference call will be available telephonically beginning at 1:30 p.m. Eastern time today through Thursday, May 3, 2007 at 11:59 p.m. Eastern time. The replay is accessible by dialing 1-888-203-1112 and providing the following passcode number: 7364076.
     Additionally, interested parties can access an archive of the conference call on the Kaydon Corporation website at http://www.kaydon.com.
# # #
     This press release contains forward-looking statements within the meaning of the Securities Exchange Act of 1934 regarding the Company’s plans, expectations, estimates and beliefs. Forward-looking statements are typically identified by words such as “believes,” “anticipates,” “estimates,” “expects,” “intends,” “will,” “may,” “could,” “potential,” “projects,” “approximately,” and other similar expressions, including statements regarding pending litigation, general economic conditions, competitive dynamics and the adequacy of capital resources. These forward-looking statements may include, among other things, projections of the Company’s financial performance, anticipated growth, characterization of and the Company’s ability to control contingent liabilities, and anticipated trends in the Company’s businesses. These statements are only predictions, based on the Company’s current expectation about future events. Although the Company believes the expectations reflected in the forward-looking statements are reasonable, it cannot guarantee future results, performance or achievements or that predictions or current expectations will be accurate. These forward-looking statements involve risks and uncertainties that could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the forward-looking statements.
     In addition, the Company or persons acting on its behalf may from time to time publish or communicate other items that could also be construed to be forward-looking statements. Statements of this sort are or will be based on the Company’s estimates, assumptions, and projections and are subject to risks and uncertainties that could cause actual results to differ materially from those included in the forward-looking statements. Kaydon does not undertake any responsibility to update its forward-looking statements or risk factors to reflect future events or circumstances.
     Certain non-GAAP performance measures are presented in this press release. These measures should be viewed as supplemental data, rather than as substitutes or alternatives to the most comparable GAAP performance measures.

Contact:	James O’Leary	READ IT ON THE WEB
	President and Chief Executive Officer	http://www.kaydon.com
(734) 747-7025 ext. 2025

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KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF INCOME

	First Quarter Ended
	March 31,	April 1,
	2007	2006
Net sales	$106,897,000	$101,505,000

Cost of sales	62,059,000	59,962,000

Gross profit	44,838,000	41,543,000

Selling, general, and administrative expenses	18,547,000	17,915,000

Operating income	26,291,000	23,628,000

Interest expense	(2,387,000)	(2,411,000)

Interest income	4,625,000	3,396,000

Income before income taxes	28,529,000	24,613,000

Provision for income taxes	10,299,000	8,024,000

Net income	$18,230,000	$16,589,000

Weighted average common shares outstanding
Basic	27,874,000	27,843,000
Diluted	34,815,000	34,761,000

Earnings per share
Basic	$0.65	$0.60

Diluted	$0.57	$0.52

Dividends declared per share	$0.12	$0.12

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF FINANCIAL POSITION

	March 31,	December 31,
	2007	2006
Assets:
Cash and cash equivalents	$375,164,000	$370,789,000
Accounts receivable, net	61,364,000	54,066,000
Inventories, net	60,086,000	56,043,000
Other current assets	10,621,000	17,012,000

Total current assets	507,235,000	497,910,000

Property, plant and equipment, net	99,869,000	95,280,000

Goodwill, net	119,519,000	119,484,000
Other intangible assets, net	20,521,000	21,271,000
Other assets	3,226,000	3,611,000

Total assets	$750,370,000	$737,556,000

Liabilities and Shareholders’ Equity:

Accounts payable	$20,575,000	$23,044,000
Accrued expenses	30,494,000	28,588,000

Total current liabilities	51,069,000	51,632,000

Long-term debt	200,000,000	200,000,000
Long-term liabilities	53,235,000	52,744,000

Total long-term liabilities	253,235,000	252,744,000

Shareholders’ equity	446,066,000	433,180,000

Total liabilities and shareholders’ equity	$750,370,000	$737,556,000

KAYDON CORPORATION
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

	First Quarter Ended
	March 31,	April 1,
	2007	2006
Cash flows from operating activities:
Net income	$18,230,000	$16,589,000
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	2,810,000	2,866,000
Amortization of intangible assets	769,000	769,000
Amortization of stock awards	872,000	787,000
Stock option compensation expense	28,000	136,000
Excess tax benefit from stock-based compensation	(64,000)	(462,000)
Deferred financing fees	387,000	387,000
Net change in receivables, inventories and trade payables	(13,711,000)	(13,274,000)
Net change in other assets and liabilities	8,797,000	7,254,000

Net cash from operating activities	18,118,000	15,052,000

Cash flows used in investing activities:
Additions to property, plant and equipment, net	(7,384,000)	(4,106,000)

Net cash used in investing activities	(7,384,000)	(4,106,000)

Cash flows from (used in) financing activities:
Cash dividends paid	(3,382,000)	(3,378,000)
Payments on debt	—	(16,000)
Excess tax benefit from stock-based compensation	64,000	462,000
Proceeds from exercise of stock options	—	802,000
Purchase of treasury stock	(3,239,000)	(2,327,000)

Net cash used in financing activities	(6,557,000)	(4,457,000)

Effect of exchange rate changes on cash and cash equivalents	198,000	289,000

Net increase (decrease) in cash and cash equivalents	4,375,000	6,778,000

Cash and cash equivalents — Beginning of period	370,789,000	320,804,000

Cash and cash equivalents — End of period	$375,164,000	$327,582,000

KAYDON CORPORATION
Reportable Segment Information
(Amounts in thousands)

	First Quarter Ended
	March 31, 2007	April 1, 2006
Net sales

Friction and Motion Control Products
External customers	$60,630	$57,062
Intersegment	57	31

	60,687	57,093

Velocity Control Products
External customers	15,669	14,518

Sealing Products
External customers	12,033	10,835
Intersegment	(40)	(23)

	11,993	10,812

Other
External customers	18,565	19,090
Intersegment	(17)	(8)

	18,548	19,082

Total consolidated net sales	$106,897	$101,505

	First Quarter Ended
	March 31, 2007	April 1, 2006
Operating income

Friction and Motion Control Products	$16,340	$15,919
Velocity Control Products	4,093	3,692
Sealing Products	2,456	1,000
Other	2,608	1,919

Total segment operating income	25,497	22,530
State income tax provision included in segment operating income	743	711
Items not allocated to segment operating income	51	387
Interest expense	(2,387)	(2,411)
Interest income	4,625	3,396

Income before income taxes	$28,529	$24,613

Kaydon Corporation
Reconciliation of Non-GAAP Measures
(Amounts in Thousands)
     Free cash flow (non-GAAP)

	First Quarter Ended		LTM
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006
Net cash from operating activities (GAAP)	$18,118	$15,052	$92,926	$50,713
Capital expenditures	(7,384)	(4,106)	(29,572)	(14,323)

Free cash flow (non-GAAP)	$10,734	$10,946	$63,354	$36,390

Kaydon’s management believes free cash flow, a non-GAAP measure, is an important indicator of the Company’s ability to generate excess cash above levels required for capital investment to support future growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.
Earnings before interest, taxes, depreciation
and amortization- EBITDA (non-GAAP)

	First Quarter Ended		LTM
	March 31,	April 1,	March 31,	April 1,
	2007	2006	2007	2006
Net income (GAAP)	$18,230	$16,589	$71,149	$53,915
Net interest (income)/expense	(2,238)	(985)	(7,952)	(1,044)
Income tax expense	10,299	8,024	38,146	25,811
Depreciation and amortization	4,451	4,422	17,455	16,984

Earnings before interest, taxes, depreciation and amortization- EBITDA (non-GAAP)	$30,742	$28,050	$118,798	$95,666

Kaydon’s management believes EBITDA, or earnings before interest, taxes, depreciation and amortization, a non-GAAP measure, is a gauge of financial strength from operations before financing costs, investment income, taxes on income and non-cash charges. In addition, EBITDA is widely used by financial analysts and investors, and is utilized in measuring compliance with financial covenants in the Company’s credit agreement. Accordingly, EBITDA is a determinant of the Company’s capacity to incur additional senior capital to enhance future profit growth and cash flow growth. However, it should be viewed as supplemental data, rather than as a substitute or alternative to the GAAP performance measure.